EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-122199 and 333-114739) and Form S-8 (File No. 333-121140 and 333-105453) of Cash Systems, Inc. and subsidiaries of our report dated February 28, 2006, which appears on page F-2 of this annual report on Form 10-K for the year ended December 31, 2005.

/s/  VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
March 16, 2006